UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2006

CNL Income Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Ave.
Orlando, Florida	32801
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 407-650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On April 21, 2006, we entered into an agreement with Horizon Family Holdings, LLC (“HFE Horizon, LP”) and acquired and leased back two Hawaiian Falls waterparks, the Garland Waterpark located in Garland, Texas and the Colony Waterpark in Colony, Texas, collectively the “Waterparks” for a purchase price of approximately $12.1 million excluding closing costs. The Garland Waterpark consists of approximately 10 acres with slides, rivers, children’s attractions and a small wave pool with additional areas for groups and private parties. The Colony Waterpark consists of approximately 7.5 acres with slides, rivers, children’s attractions and a small wave attraction. Both waterparks are on long-term municipal ground leases from the municipalities.

HFE Horizon, LP leased the waterparks under a triple-net lease basis for a term of 27 years with no renewal option. Rent under the triple-net lease consists of base rent and percentage rent. The following is a description of the properties acquired and the lease terms:

PROPERTY ACQUISITIONS

Property location and description	Purchase price(1)	Date acquired	Lease expiration and renewal options	Minimum annual rent	Percentage rent

Hawaiian Falls Colony Waterpark

(the “Colony Property”)

Located 35 minutes north of Dallas along the southeastern shores of Lake Lewisville, the Colony Property includes rides such as: The Waikiki Wipeout waterslide and The Flyin’ Hawaiian waterslide

	$ 5,820,000	04/21/06	05/01/2033 with no renewal options	$567,450 in the initial year	15% of consolidated Colony and Garland gross revenues in excess of $4.2 million

Hawaiian Falls Garland Waterpark

(the “Garland Property”)

The Garland Property is located on the 129-acre W. Cecil Winters Regional Park, north of Dallas. Specific rides and attractions currently include: The Pineapple Express open flume slide, The Pipeline Flume Slide and The Flyin’ Hawaiian waterslide.

	$ 6,305,000	04/21/06	05/01/2033 with no renewal options	$614,738 in the initial year	15% of consolidated Colony and Garland gross revenues in excess of $4.2 million

FOOTNOTES:

(1)	The approximate federal income tax basis of the depreciable portion (the building and equipment portion) of each of the properties is set forth below:

Property	Estimated federal tax basis
The Colony Property	$ 5,820,000
The Garland Property	6,305,000

Total	$12,125,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 04/25/2006	CNL INCOME PROPERTIES, INC.

	By:	/s/ R. Byron Carlock, Jr.
	Name:	R. Byron Carlock, Jr.
	Title:	President and Interim Chief Executive Officer